                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                              (Amendment No. 2)(1)


                              SPORTSLINE USA, INC.
------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0008489341
                  ---------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       / / Rule 13d-1(b)

       / / Rule 13d-1(c)

       /X/ Rule 13d-1(d)




(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 0008489341                  13G                   Page 2 of 19 Pages
------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII") 94-3201863
------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member         (a) / /
             of a Group*                                   (b) /X/
------------------------------------------------------------------------------
     3       SEC Use Only

------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   CALIFORNIA LIMITED PARTNERSHIP
------------------------------------------------------------------------------
Number of Shares                5      Sole Voting Power                    0
Beneficially Owned by
Each Reporting Person With
                             -------------------------------------------------
                                6      Shared Voting Power                  0

                             -------------------------------------------------
                                7      Sole Dispositive Power               0

                             -------------------------------------------------
                                8      Shared Dispositive Power             0

------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each                    0
             Reporting Person

------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)                 / /
             Excludes Certain Shares*

------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9               0%

------------------------------------------------------------------------------
    12       Type of Reporting Person*                                     PN

------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0008489341          13G                           Page 3 of 19 Pages
-------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII ASSOCIATES") 94-3203783
-------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of      (a) / /
             a Group*                                      (b) /X/
-------------------------------------------------------------------------------
     3       SEC Use Only

-------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
Number of Shares                5      Sole Voting Power                      0
Beneficially Owned by
Each Reporting Person With      ------------------------------------------------
                                6      Shared Voting Power                    0

                                ------------------------------------------------
                                7      Sole Dispositive Power                 0

                                ------------------------------------------------
                                8      Shared Dispositive Power               0

--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person     0

--------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)                   / /
             Excludes Certain Shares*
--------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9                 0%

--------------------------------------------------------------------------------
    12       Type of Reporting Person*                                       PN

------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0008489341                  13G                   Page 4 of 19 Pages
--------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   BROOK BYERS
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member         (a) / /
             of a Group*                                   (b) /X/
--------------------------------------------------------------------------------
     3       SEC Use Only

--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
--------------------------------------------------------------------------------
                               5       Sole Voting Power

Number of Shares                       80,406 shares of which 50,500 shares
Beneficially Owned by                  are held directly and 29,906 shares are
Each Reporting Person With             held by trusts of which Mr. Byers is the
                                       trustee. Mr. Byers disclaims beneficial
                                       ownership of the shares held by the
                                       trusts.
                                ------------------------------------------------
                                6      Shared Voting Power                    0

                                ------------------------------------------------
                                7      Sole Dispositive Power

                                       80,406 shares of which 50,500 shares are
                                       held directly and 29,906 shares are held
                                       by trusts of which Mr. Byers is the
                                       trustee. Mr. Byers disclaims beneficial
                                       ownership of the shares held by the
                                       trusts.
                                -----------------------------------------------
                                8      Shared Dispositive Power              0

-------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each                80,406
             Reporting Person

-------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)                  / /
             Excludes Certain Shares*
-------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9              0.4%

-------------------------------------------------------------------------------
    12       Type of Reporting Person*                                     IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0008489341                  13G                   Page 5 of 19 Pages
-------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   KEVIN COMPTON
-------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member         (a) / /
             of a Group*                                   (b) /X/
-------------------------------------------------------------------------------
     3       SEC Use Only
-------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
-------------------------------------------------------------------------------
Number of Shares                5      Sole Voting Power                29,240
Beneficially Owned by
Each Reporting Person With      -----------------------------------------------
                                6      Shared Voting Power                   0

                                -----------------------------------------------
                                7      Sole Dispositive Power          29,240

                                -----------------------------------------------
                                8      Shared Dispositive Power             0

-------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by                   29,240
             Each Reporting Person

-------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)
             Excludes Certain Shares*     / /
-------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9             0.1%

-------------------------------------------------------------------------------
    12       Type of Reporting Person*                                     IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0008489341                  13G                   Page 6 of 19 Pages
------------------------------------------------------------------------------
     1      Name of Reporting Persons
            S.S. or I.R.S. Identification Nos. of above persons

                   L. JOHN DOERR
------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member         (a) / /
             of a Group*                                   (b) /X/
------------------------------------------------------------------------------
     3       SEC Use Only

------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
------------------------------------------------------------------------------
                                5      Sole Voting Power

Number of Shares                       59,621 shares of which 47,245 shares
Beneficially Owned by                  are held directly and 12,376 shares are
Each Reporting Person With             held by a trust of which Mr. Doerr is
                                       the trustee.  Mr. Doerr disclaims
                                       beneficial ownership of the shares held
                                       by the trust.
                                -----------------------------------------------
                                6      Shared Voting Power                 0

                                -----------------------------------------------
                                7      Sole Dispositive Power

                                       59,621 shares of which 47,245 shares are
                                       held directly and 12,376 shares are held
                                       by a trust of which Mr. Doerr is the
                                       trustee. Mr. Doerr disclaims
                                       beneficial ownership of the shares held
                                       by the trust.
                                -----------------------------------------------
                                8      Shared Dispositive Power              0

------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by                    59,621
             Each Reporting Person

------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)
             Excludes Certain Shares*                       / /
------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9             0.3%

------------------------------------------------------------------------------
    12       Type of Reporting Person*                                     IN

------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0008489341                  13G                   Page 7 of 19 Pages
-----------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   WILLIAM R. HEARST III
-----------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member          (a) / /
             of a Group*                                    (b) /X/
-----------------------------------------------------------------------------
     3       SEC Use Only

-----------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
-----------------------------------------------------------------------------
Number of Shares                5      Sole Voting Power              14,000
Beneficially Owned by
Each Reporting Person With      ---------------------------------------------
                                6      Shared Voting Power                 0

                                ----------------------------------------------
                                7      Sole Dispositive Power         14,000

                                ----------------------------------------------
                                8      Shared Dispositive Power            0

------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by                   14,000
             Each Reporting Person

------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)
             Excludes Certain Shares*                      / /
------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9            0.1%

------------------------------------------------------------------------------
    12       Type of Reporting Person*                                    IN

------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0008489341                  13G                   Page 8 of 19 Pages
------------------------------------------------------------------------------
     1        Name of Reporting Persons
              S.S. or I.R.S. Identification Nos. of above persons

                   VINOD KHOSLA
----------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member         (a) / /
             of a Group*                                   (b) /X/
----------------------------------------------------------------------------
     3       SEC Use Only

----------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
----------------------------------------------------------------------------
Number of Shares                5      Sole Voting Power                 0
Beneficially Owned by
Each Reporting Person With      --------------------------------------------
                                6      Shared Voting Power               0

                                --------------------------------------------
                                7      Sole Dispositive Power

                                --------------------------------------------
                                8      Shared Dispositive Power          0

----------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by                      0
             Each Reporting Person

----------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)
             Excludes Certain Shares*                      / /
----------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9            0%

----------------------------------------------------------------------------
    12       Type of Reporting Person*                                  IN

----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0008489341                 13G                   Page 9 of 19 Pages
------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   JOSEPH LACOB
------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member         (a) / /
             of a Group*                                   (b) /X/
------------------------------------------------------------------------------
     3       SEC Use Only

------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
------------------------------------------------------------------------------
Number of Shares                5      Sole Voting Power              79,293
Beneficially Owned by
Each Reporting Person With      ----------------------------------------------
                                6      Shared Voting Power                 0

                                ----------------------------------------------
                                7      Sole Dispositive Power         79,293

                                ----------------------------------------------
                                8      Shared Dispositive Power            0

------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by                  79,293
             Each Reporting Person

------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)
             Excludes Certain Shares*                        / /
------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9            0.4%

------------------------------------------------------------------------------
    12       Type of Reporting Person*                                    IN

------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0008489341               13G                   Page 10 of 19 Pages
-----------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   BERNARD LACROUTE
-----------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member         (a) / /
             of a Group*                                   (b) /X/
-----------------------------------------------------------------------------
     3       SEC Use Only

-----------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
-----------------------------------------------------------------------------
Number of Shares                5      Sole Voting Power             37,739
Beneficially Owned by
Each Reporting Person With
                                ---------------------------------------------
                                6      Shared Voting Power                0

                                ---------------------------------------------
                                7      Sole Dispositive Power        37,739

                                ---------------------------------------------
                                8      Shared Dispositive Power           0

-----------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by
             Each Reporting Person                                   37,739

----------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)
             Excludes Certain Shares*                      / /
----------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9           0.2%

-----------------------------------------------------------------------------
    12       Type of Reporting Person*                                   IN

-----------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0008489341                  13G                   Page 11 of 19 Pages
-------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   JAMES LALLY
------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member         (a) / /
             of a Group*                                   (b) /X/
------------------------------------------------------------------------------
     3       SEC Use Only

------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
------------------------------------------------------------------------------
Number of Shares                5      Sole Voting Power               22,214
Beneficially Owned by
Each Reporting Person With
                                ----------------------------------------------
                                6      Shared Voting Power                  0

                                ----------------------------------------------
                                7      Sole Dispositive Power          22,214

                                ----------------------------------------------
                                8      Shared Dispositive Power             0

------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by                    22,214
             Each Reporting Person

------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)
             Excludes Certain Shares*                       / /
------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9             0.1%

------------------------------------------------------------------------------
    12       Type of Reporting Person*                                    IN

------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0008489341                  13G                   Page 12 of 19 Pages
-------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   DOUGLAS MACKENZIE
------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member          (a) / /
             of a Group*                                    (b) /X/
------------------------------------------------------------------------------
     3       SEC Use Only

------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
------------------------------------------------------------------------------
Number of Shares                5      Sole Voting Power                   0
Beneficially Owned by
Each Reporting Person With
                                ----------------------------------------------
                                6      Shared Voting Power                 0

                                ----------------------------------------------
                                7      Sole Dispositive Power              0

                                ----------------------------------------------
                                8      Shared Dispositive Power            0

------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by                        0
             Each Reporting Person

------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)
             Excludes Certain Shares*                                    / /
------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9              0%

------------------------------------------------------------------------------
    12       Type of Reporting Person*                                    IN

------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0008489341                  13G                  Page 13 of 19 Pages
-------------------------------------------------------------------------------
     1       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of above persons

                   E. FLOYD KVAMME
-------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member         (a) / /
             of a Group*                                   (b) /X/
-------------------------------------------------------------------------------
     3       SEC Use Only

-------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                   UNITED STATES
-------------------------------------------------------------------------------
Number of Shares                5      Sole Voting Power                    0
Beneficially Owned by
Each Reporting Person With
                                -----------------------------------------------
                                6      Shared Voting Power                  0

                                -----------------------------------------------
                                7      Sole Dispositive Power               0

                                -----------------------------------------------
                                8      Shared Dispositive Power             0

-------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by                         0
             Each Reporting Person

-------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9)
             Excludes Certain Shares*                        / /
-------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9                0%

-------------------------------------------------------------------------------
    12       Type of Reporting Person*                                      IN

-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                          Page 14 of 19 Pages

     ITEM 1(a)       Name of Issuer:

                     SportsLine USA, Inc.

                     ----------------------------------------------------------
     ITEM 1(b)       Address of Issuer's Principal Executive Offices:

                     6340 N.W. 5th Way
                     Fort Lauderdale, FL 33309

                     ----------------------------------------------------------
   ITEM 2(a)-(c)     Name, Address and Citizenship of Persons Filing:

                     This amendment is being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.

                     KPCB VII Associates is general partner to KPCB VII and KPCB ZF II.

                     ----------------------------------------------------------
     ITEM 2(d)       Title of Class of Securities:

                     Common Stock

                     ----------------------------------------------------------
     ITEM 2(e)       CUSIP Number:

                     0008489341

                     ----------------------------------------------------------
      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:


                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See items 5-11 of cover sheets hereto.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent (5%) of the Common Stock of SportsLine USA.

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not Applicable

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2000

BROOK H. BYERS                        KPCB VII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                      LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE


Signature:  /s/ Michael S. Curry      Signature:  /s/ Brook H. Byers
           ----------------------                -----------------------
             Michael S. Curry                      A General Partner
             Attorney-in-Fact
                                      KLEINER PERKINS CAUFIELD & BYERS VII,
                                      L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                       By KPCB VII Associates, L.P.,
                                       a California Partnership, its
                                       General Partner

                                       Signature:  /s/ Brook H. Byers
                                                  ---------------------------
                                                    A General Partner

                                  EXHIBIT INDEX

                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------
Exhibit A:  Agreement of Joint Filing                                 17

Exhibit B:  List of General Partners of KPCB VII Associates           18

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of SportsLine USA, Inc., held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 14, 2000

BROOK H. BYERS                      KPCB VII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                    LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE


Signature:  /s/ Michael S. Curry    Signature:  /s/ Brook H. Byers
           ----------------------              ----------------------------
            Michael S. Curry                    A General Partner
            Attorney-in-Fact

                                    KLEINER PERKINS CAUFIELD & BYERS VII,
                                    L.P., A CALIFORNIA LIMITED PARTNERSHIP


                                    By KPCB VII Associates, L.P., a California
                                    Limited Partnership, its General Partner


                                    Signature:   /s/ Brook H. Byers
                                                ----------------------------
                                                 A General Partner

                                    EXHIBIT B

                               GENERAL PARTNERS OF
              KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a) Brook H. Byers
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

2.   (a) Kevin R. Compton
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

3.   (a) L. John Doerr
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

4.   (a) William R. Hearst III
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

5.   (a) Vinod Khosla
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

6.   (a) E. Floyd Kvamme
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

7.   (a) Joseph S. Lacob
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

8.   (a) Bernard J. Lacroute
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

9.   (a) James P. Lally
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

10.  (a) Douglas P. MacKenzie
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen